News Release

CENVEO CORPORATION, SUBSIDIARY OF CENVEO INC., COMPLETES TENDER OFFER

AND CONSENT SOLICITATION FOR ITS 9-5/8% SENIOR NOTES DUE 2012

STAMFORD, CT - June 23, 2006 - Cenveo Corporation, a Delaware corporation (the “Company) and wholly owned subsidiary of Cenveo, Inc. (NYSE: CVO, “Cenveo”), announced today the completion of its previously announced tender offer and consent solicitation (the “Offer”) for any and all of its 9-5/8% Senior Notes due 2012 (CUSIP No. 56032EAD5) (the “Notes”).

The offer expired at 12:00 midnight, New York City time, on Thursday, June 22, 2006, with $339,502,000 in aggregate principal amount of Notes (approximately 97% of outstanding Notes) tendered and accepted for purchase under the terms of the Offer.

Proposed amendments in connection with the Offer and effected by the supplemental indenture dated June 1, 2006 to the indenture governing the Notes became operative on June 21, 2006. The proposed amendments, among other things, eliminate substantially all of the material restrictive covenants, specified affirmative covenants and certain events of default and related provisions in the indenture governing the Notes.

Banc of America Securities LLC and Wachovia Securities served as the dealer managers and solicitation agents in connection with the Offer.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any Notes or other securities, nor shall there be any sale of any Notes or other securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This announcement is also not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any Notes or other securities. The Offer was made solely pursuant to: (1) the Offer to Purchase and Consent Solicitation Statement and (2) related Consent and Letter of Transmittal, each dated May 18, 2006 and related materials.

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Cenveo is one of North America's leading providers of print and visual communications, with one-stop services from design through fulfillment. The Company's broad portfolio of services and products include commercial printing, envelopes, labels, packaging and business documents delivered through a network of production, fulfillment and distribution facilities throughout North America.

Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements, which speak only as of the date of this release and are based upon current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual result to differ materially from such forward-looking statements. Those assumptions, risks and uncertainties include, without limitation: (1) uncertainties regarding future growth and the ability to realize interest cost savings through the proposed debt tender or otherwise; (2) substantial indebtedness impairing our financial condition and limiting our ability to incur additional debt; (3) indebtedness imposing significant restrictions on our business; (4) additional indebtedness exacerbating the above factors; (5) debt instruments providing cross defaults causing all debt to become due and payable as a result of a default under an unrelated debt instrument; (6) our history of losses and uncertain return to consistent profitability; (7) the absence of long-term customer agreements in our industry, subjecting our business to fluctuations; (7) factors affecting the U.S. postal services; (7) increases in paper costs and decreases in its availability; (10) availability of alternative delivery media; (11) intense competition; (12) supply, availability, and costs of raw materials and components; (13) fires or explosions at any of the Company’s facilities; (14) environmental rules and regulations, non-compliance with which may expose the Company to adverse consequences; (15) acquisitions that might be unsuccessful; (16) contract pricing and timing of awards; (17) changing economic and political conditions in the U.S. and in other countries; (18) dependence on key management personnel; (19) customer product acceptance; (20) continued access to technical and capital resources; (21) availability of insurance coverage at acceptable terms; (22) changes in accounting or tax rules or pronouncements; (23) actual pension asset returns and assumptions regarding future returns, discount rates, and service costs; (24) changes in cost estimates related to restructuring or relocation of facilities; (25) the timing and extent of changes in interest rates; (26) access to capital markets and the costs thereof; (27) legal proceedings; and (28) other economic, political, and technological risks and uncertainties.

This list of factors is not exhaustive, and new factors may emerge or changes to the foregoing factors may occur that would impact the Company’s business. Additional information regarding these and other factors may be contained in the Parent’s filings with the SEC. All such risk factors are difficult to predict, contain material uncertainties that may affect actual results and may be beyond the Company’s control.

These risks and uncertainties are set forth under Item 1 and Item 1A, Risk Factors, in Cenveo’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and Cenveo’s other SEC filings. A copy of the Annual Report is available at http://www.cenveo.com.

Inquiries from analysts and investors should be directed to Robert G. Burton, Jr. at (203) 595-3005.

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